EXHIBIT 10.5

FREESCALE SEMICONDUCTOR HOLDINGS I, LTD.

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”), is made effective as of April 7, 2008 (the “Date of Grant”), between Freescale Semiconductor Holdings I, Ltd., a Bermuda exempted limited liability company (the “Company”), and Richard Beyer (the “Executive”):

R E C I T A L S:

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the Restricted Stock Units provided for herein to the Executive pursuant to the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in Exhibit A.

2. Grant of Restricted Stock Units.

(a) The Company hereby grants (subject to the Executive’s execution of the Investors Agreement) to the Executive, on the terms and conditions hereinafter set forth, units evidencing a right to receive 2,100,840 shares of Common Stock (each a “Share” and collectively, the “Shares”) pursuant to the terms and conditions of this Agreement (the “Restricted Stock Units” or “Restricted Stock Unit Award”).

(b) In connection with the grant of the Restricted Stock Units hereunder, Executive represents and warrants to the Company as of the date hereof that:

(i) the Restricted Stock Units to be acquired by Executive pursuant to this Agreement will be acquired for Executive’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the Restricted Stock Units will not be disposed of in contravention of the Securities Act or any applicable state securities laws;

(ii) Executive is an executive officer of the Company, is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Restricted Stock Units;

(iii) Executive is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission;

(iv) Executive is able to bear the economic risk of Executive’s investment in the Restricted Stock Units for an indefinite period of time because the Restricted Stock Units have not been registered under the Securities Act or applicable state securities laws and are subject to substantial restrictions on transfer set forth herein, and, therefore, cannot be sold unless subsequently registered under the Securities Act and applicable state securities laws, or an exemption from such registration is available, and in compliance with such restrictions on transfer;

(v) Executive has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of Restricted Stock Units and has had full access to such other information concerning the Company as he has requested;

(vi) this Agreement constitutes the legal, valid and binding obligation of Executive, enforceable in accordance with its terms.

3. Restrictions and Vesting Period.

(a) Restrictions and Transferability. Except as provided in the Investors Agreement, the Restricted Stock Unit Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Executive otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Restricted Stock Unit Award to heirs or legatees of the Executive shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

(b) Vesting Period. Subject to the Executive’s continued Employment, or except as otherwise provided below, the Restricted Stock Unit Award shall vest with respect to thirty-three and one-third percent (33 1/3%) of the Shares covered by the Restricted Stock Unit Award on each of the first, second and third anniversaries of the Effective Date. At any time, the portion of the Restricted Stock Unit Award which has become vested as described above (or pursuant to Sections 3(c) or 4 below) is hereinafter referred to as the “Vested Portion”.

(c) Accelerated Vesting upon a Change of Control. Notwithstanding any other provisions of this Agreement to the contrary, in the event of a Change of Control, the unvested portion of the Restricted Stock Unit Award shall become fully vested.

(d) Delivery of Shares. Shares of Common Stock shall become deliverable (provided, that such delivery is otherwise in accordance with federal and state securities laws) with respect to the Vested Portion of the Restricted Stock Unit Award upon the earliest to occur of: (i) the Executive’s termination of Employment; (ii) the Executive’s death; (iii) the Executive’s Disability; (iv) a Change of Control; or (v) the fifth anniversary of the Effective Date.

(e) No Stockholder Rights. Executive shall have no rights of a stockholder of the Company with respect to the Restricted Stock Units, including, but not limited to, the rights to vote and receive ordinary dividends, until the date of issuance of a stock certificate for such Shares. In the event that the Committee approves an adjustment to the Restricted Stock Unit Award pursuant to Section 16, then in such event, any and all new, substituted or additional securities to which Executive is entitled by reason of the Restricted Stock Unit Award shall be immediately subject to the Restrictions and Vesting Period set forth in Sections 3(a) and (b) above with the same force and effect as the Restricted Stock Unit Award subject to such Restrictions immediately before such event.

4. Termination of Employment.

(a) General. If the Executive’s Employment is terminated for any reason, the Restricted Stock Unit Award shall, to the extent not then vested (after giving effect to the provisions of Section 3(c) and this Section 4), terminate upon such termination of Employment.

(b) For Cause. The Restricted Stock Unit Award (including any Vested Portion thereof) shall terminate upon the Executive’s termination of Employment for Cause.

(c) Without Cause or for Good Reason. Upon the Executive’s termination of Employment without Cause or by the Executive for Good Reason, the Restricted Stock Unit Award shall become vested for an additional number of Shares equal to the number of Shares subject to the Restricted Stock Unit Award (if any) that would have vested on the next anniversary of the Effective Date if the Executive had remained employed until such date (the “Subsequent Tranche”), multiplied by a fraction, the numerator of which equals the number of days elapsed from the vesting date immediately preceding termination of the Executive’s Employment through the Executive’s termination of Employment and the denominator of which equals 365, plus the Subsequent Tranche; subject in all circumstances to the maximum of the total number of Shares subject to the Restricted Stock Unit Award as of the date of such termination of Employment. Any portion of the Restricted Stock Unit Award that is not vested after giving effect to the above provisions of this Section 4(c) shall terminate immediately effective as of the termination of the Executive’s Employment.

(d) Death. Upon the Executive’s termination of Employment due to death, the Restricted Stock Unit Award shall become fully vested.

(e) Disability. Upon the Executive’s termination of Employment due to Disability, the Restricted Stock Unit Award shall become fully vested.

(f) Retirement. Upon the Executive’s termination of Employment due to Retirement and solely to the extent so determined by the Board, the Restricted Stock Unit Award shall become vested for an additional number of Shares equal to the Subsequent Tranche multiplied by a fraction, the numerator of which equals the number of days elapsed from the vesting date immediately preceding termination of Executive’s Employment through the Executive’s termination of Employment and the denominator of which equals 365; subject in all circumstances to the maximum of the total number of Shares subject to the Restricted Stock Unit Award as of the date of such termination of Employment. Any portion of the Restricted Stock Unit Award that is not vested after giving effect to the above provisions of this Section 4(f) shall terminate immediately effective as of the termination of the Executive’s Employment.

(g) By the Executive Other Than Due to Disability or Good Reason. If the Executive’s Employment is terminated on account of a termination of the Executive’s Employment initiated by the Executive other than due to Disability or Good Reason, then the unvested portion of the Restricted Stock Unit Award then held by the Executive shall be automatically forfeited.

(h) Forfeiture. Notwithstanding anything herein to the contrary, if the Executive breaches any Restrictive Covenants applicable to the Executive (including, without limitation, the Restrictive Covenants set forth in Exhibit B hereto) following Executive’s voluntary termination of Employment without Good Reason or during the Severance Period (as defined below) then (x) any Vested Portion then held by the Executive shall be automatically forfeited, (y) any Shares acquired pursuant to the Restricted Stock Unit Award shall be automatically forfeited and (z) any proceeds from the sale of Shares described in preceding clause (y), shall be immediately repaid to the Company. For purposes of this Agreement “Severance Period” shall mean, in the event of termination of the Executive’s Employment in circumstances entitling the Executive to severance under an applicable plan or policy or an individual agreement, and under which plan, policy or individual agreement the Executive elects to and actually receives severance, the two-year period immediately following the date of such termination.

(i) Six-Month Waiting Period for Distributions Upon Separation From Service. To the extent required by Section 409A of the Code, any payment of Shares that would otherwise be payable under this Agreement during the six-month period immediately following the Executive’s termination of Employment, shall instead be paid on the first business day after the expiration of such six-month period, plus interest thereon, at a rate equal to the applicable Federal short-term rate (as defined in Section 1274(d) of the Code) for the month in which such date of termination occurs from the respective dates on which such amounts would otherwise have been paid until the actual date of payment. In no event will any payment of shares be made hereunder, unless the relevant termination of Employment constitutes a “separation from service” under Section 409A.

5. Certain Covenants. The Executive hereby agrees and covenants to perform all of his obligations set forth in Exhibit B hereto (which is incorporated by reference hereby) and acknowledges that the Executive’s obligations set forth in Exhibit B constitute a material inducement for the Company’s grant of the Restricted Stock Unit Award to the Executive.

6. Share Restrictions, Etc. Except as expressly provided herein, the Executive’s rights hereunder and with respect to Shares received with respect to the Vested Portion are subject to the restrictions and other provisions contained in the Investors Agreement.

7. No Right to Continued Employment. The granting of the Restricted Stock Unit Award evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the Employment of the Executive and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the Employment of such Executive.

8. Legend on Certificates. The certificates representing the Shares received by Executive with respect to the Vested Portion shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Agreement or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

9. Withholding. The Executive may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold from any payment due or transfer made under the Restricted Stock Unit Award or from any compensation or other amount owing to a Executive the amount (in cash, Shares, other securities or other property) of any applicable withholding taxes in respect of the Restricted Stock Unit Award or any payment or transfer under or with respect to the Restricted Stock Unit Award and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

10. Securities Laws. The issuance of any Shares hereunder shall be subject to the Executive making or entering into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws.

11. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Executive at the address appearing in the personnel records of the Company for the Executive or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

12. Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

13. Consent to Jurisdiction. All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan in The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune of from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

14. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 14 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

15. Restricted Stock Unit Award Subject to Investors Agreement. By entering into this Agreement the Executive agrees and acknowledges that the Executive has received a copy of the Investors Agreement. The Restricted Stock Unit Award is subject to the Investors Agreement, each as may be amended from time to time, and the terms and provisions of the Investors Agreement are hereby incorporated herein by reference.

16. Changes In, Distributions With Respect to and Redemptions of Common Stock.

(a) Basic Adjustment Provisions. In the event of any stock dividend or other similar distribution (whether in the form of stock or other securities or other property), stock split or combination of shares (including a reverse stock split), recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, merger, exchange of stock, redemption or repurchase of all or part of the shares of any class of stock or any change in the capital structure of the Company or an Affiliate or other transaction or event, the Committee will, as appropriate in order to prevent enlargement or dilution of benefits intended to be made available under the Agreement, make adjustments to the maximum number of shares of Common Stock that may be delivered under the Agreement and will also make appropriate adjustments to the number and kind of shares of stock, securities or other property (including cash) subject to the Restricted Stock Unit Award and any other provision of the Restricted Stock Unit Award affected by such change.

(b) Certain Other Adjustments. The Committee will also make adjustments of the type described in paragraph (a) above to take into account distributions to stockholders or any other event, if the Committee determines that adjustments are appropriate to preserve the value of the Restricted Stock Unit Award.

(c) Continuing Application of Agreement Terms. References in the Agreement to shares of Common Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 16.

17. Legal Conditions on Delivery of Common Stock. The Company shall ensure, prior to delivering shares of Common Stock pursuant to the Agreement or removing any restriction from shares of Common Stock previously delivered under the Agreement, that (a) all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved, and (b) if the outstanding Common Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance. The Company and its Affiliates will be obligated to deliver any shares of Common Stock pursuant to the Agreement or to remove any restriction from shares of Common Stock previously delivered under the Agreement upon satisfaction or waiver of the conditions set forth in the preceding sentence and all other conditions of the Award Agreement. If the sale of Common Stock has not been registered under the Securities Act, as amended, the Company may require, as a condition to the Restricted Stock Unit Award, such representations or agreements as counsel for the Company may in good faith recommend to avoid violation of such Act.

18. Section 409A. It is intended that the terms of this Agreement comply with Section 409A of the Code. If it is determined that the terms of this Agreement have been structured in a manner that would result in adverse tax treatment under Section 409A of the Code, the parties agree to cooperate in taking all reasonable measures to restructure the arrangement to minimize or avoid such adverse tax treatment without materially impairing Executive’s economic rights.

19. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

20. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

FREESCALE SEMICONDUCTOR HOLDINGS I, LTD.

By:	/s/ Paul C. Schorr, IV
Name:	Paul C. Schorr, IV
Title:	Director

Agreed and acknowledged as of the date first above written:

/s/ Richard Beyer
Executive

Exhibit A – Definitions

“Affiliate”: Any corporation or other entity that is an “Affiliate” of the Company within the meaning of the Investors Agreement.

“Adjustment Event”: Either (i) a cash dividend with respect to shares of Common Stock paid to all or substantially all holders of shares of Common Stock, other than cash dividends in respect of shares of Common Stock declared by the Board as part of a regular dividend payment practice or stated cash dividend policy of the Company following an IPO, or (ii) a substantially pro rata redemption or substantially pro rata repurchase by the Company, of all or part of any class of stock of the Company.

“Board”: The Board of Directors of Freescale Semiconductor Holdings I, Ltd.

“Cause”: “Cause” as defined in the Investors Agreement.

“Change of Control”: Any of the following: (i) a Change of Control within the meaning of the Investors Agreement; (ii) directly or indirectly a sale, transfer or other conveyance of all or substantially all of the assets of Freescale Semiconductor, Inc. (“Freescale”), on a consolidated basis, to any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), as an entirety or substantially as an entirety in one transaction or series of related transactions; (iii) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than one or more Qualified Institutional Investors, is or becomes the “beneficial owner” (as that term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable), directly or indirectly, of more than 50% of the total voting power of all Voting Stock then outstanding of Freescale, provided that for so long as (x) the Partnership and its subsidiaries own more than 50% of the total voting power of all Voting Stock of Freescale and (y) one or more Qualified Institutional Investors own more than 50% of the total voting power of all Voting Stock of the general partner of the Partnership, such Qualified Institutional Investors will be deemed to beneficially own the Freescale Voting Stock owned by the Partnership and its subsidiaries; or (iv) during any period of 24-consecutive months, individuals who at the beginning of such period constituted the board of directors of Freescale (together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of Freescale was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Freescale then in office. Notwithstanding anything herein to the contrary, for purposes of this Agreement, no Change of Control shall be deemed to have occurred unless the events constituting such Change of Control also constitute a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation,” as such phrase is defined Section 409A of the Code and the regulations promulgated thereunder.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

Exhibit A - 1

“Committee”: The Board or, if one or more has been appointed, a committee of the Board. The Committee may delegate ministerial tasks to such persons as it deems appropriate.

“Common Stock”: Common shares of the Company, par value $.01 per share.

“Company”: Freescale Semiconductor Holdings I, Ltd., a Bermuda exempted limited liability company.

“Disability”: “Disability” as defined in the Investors Agreement.

“Effective Date”: “Effective Date” as defined in the Employment Agreement.

“Employment”: The Executive’s employment or other service relationship (including service as a member of the Board of Directors) with the Company and its Affiliates. If the Executive’s relationship is with an Affiliate and that entity ceases to be an Affiliate, the Executive will be deemed to cease Employment when the entity ceases to be an Affiliate unless the Executive transfers Employment to the Company or its remaining Affiliates.

“Employment Agreement”: The employment agreement between the Company and the Executive to which this Agreement is an annex.

“Exchange Act”: The Securities Exchange Act of 1934, as amended.

“Fair Market Value”: “Fair Market Value” as defined in the Investors Agreement

“Good Reason”: “Good Reason” as defined in the Investors Agreement.

“Investors Agreement”: Investors Agreement by and among Freescale Holdings L.P., Freescale Holdings (Bermuda) I, Ltd., Freescale Holdings (Bermuda) II, Ltd., Freescale Holdings (Bermuda) III, Ltd., Freescale Acquisition Holdings Corp., Freescale Holdings (Bermuda) IV, Ltd., Freescale Acquisition Corporation and Certain Freescale Holdings L.P. Investors and certain stockholders of Freescale Holdings (Bermuda) I, Ltd. dated as of December 1, 2006.

“Partnership”: Freescale Holdings L.P., a Cayman Islands exempted limited partnership, together with any successor thereto.

“Qualified Institutional Investors”: “Qualified Institutional Investors” as defined in the Investors Agreement.

“Restrictive Covenants”: “Restrictive Covenants” as defined in the Investors Agreement.

“Retirement”: The Executive’s voluntary termination of Employment other than for Cause after the date on which the Executive has reached the age of 55 and has a total of at least five years combined and continuous employment with the Company.

“Securities Act”: The Securities Act of 1933, as amended.

“Shares”: Common shares of the Company, par value $.01 per share.

Exhibit A - 2

“Voting Stock”: All classes of capital stock or shares then outstanding and normally entitled to vote in elections of directors.

Exhibit A - 3

Exhibit B – Restrictive Covenants

(a)	Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company and its Affiliates (collectively, the “Affiliated Group”), all secret or confidential information, knowledge or data relating to the Affiliated Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research or secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Executive obtains during the Executive’s Employment that is not public knowledge (other than as a result of the Executive’s violation of this Section (a)) (“Confidential Information”). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s Employment, except with the prior written consent of the Company, or as otherwise required by law or legal process or as such disclosure or use may be required in the course of the Executive performing his duties and responsibilities with the Affiliated Group. Notwithstanding the foregoing provisions, if the Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, the Executive shall promptly notify the Company in writing of any such requirement so that the Company or the appropriate member of the Affiliated Group may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. The Executive shall reasonably cooperate with the Company or the appropriate member of the Affiliated Group to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, the Executive shall disclose only that portion of the confidential or proprietary information which he is advised by counsel in writing (either his or the Company’s) that he is legally required to so disclose. Upon his termination of Employment for any reason, the Executive shall promptly return to the Company all records, files, memoranda, correspondence, notebooks, notes, reports, customer lists, drawings, plans, documents, and other documents and the like relating to the business of the Affiliated Group or containing any trade secrets relating to the Affiliated Group or that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment with the Affiliated Group, and all keys, credit cards and passes, and such materials shall remain the sole property of the Affiliated Group. The Executive agrees to execute any standard-form confidentiality agreements with the Company that the Company in the future generally enters into with its senior executives.

(b)

Work Product and Inventions. The Affiliated Group and/or its nominees or assigns shall own all right, title and interest in and to any and all inventions, ideas, trade secrets, technology, devices, discoveries, improvements, processes, developments, designs, know how, show-how, data, computer programs, algorithms, formulae, works of authorship, works modifications, trademarks,

Exhibit B - 1

trade names, documentation, techniques, designs, methods, trade secrets, technical specifications, technical data, concepts, expressions, patents, patent rights, copyrights, moral rights, and all other intellectual property rights or other developments whatsoever (collectively, “Developments”), whether or not patentable, reduced to practice or registrable under patent, copyright, trademark or other intellectual property law anywhere in the world, made, authored, discovered, reduced to practice, conceived, created, developed or otherwise obtained by the Executive (alone or jointly with others) during the Executive’s Employment with the Affiliated Group, and arising from or relating to such employment or the business of the Affiliated Group (whether during business hours or otherwise, and whether on the premises of using the facilities or materials of the Affiliated Group or otherwise). The Executive shall promptly and fully disclose to the Affiliated Group and to no one else all Developments, and hereby assigns to the Affiliated Group without further compensation all right, title and interest the Executive has or may have in any Developments, and all patents, copyrights, or other intellectual property rights relating thereto, and agrees that the Executive has not acquired and shall not acquire any rights during the course of his employment with the Affiliated Group or thereafter with respect to any Developments.

(c)	Non-Recruitment of Affiliated Group Employees. The Executive shall not, at any time during the Nonsolicitation Restricted Period (as defined below), other than in the ordinary exercise of his duties, without the prior written consent of the Affiliated Group, directly or indirectly, solicit, recruit, or employ (whether as an employee, officer, agent, consultant or independent contractor) any person who is or was at any time during the previous 12 months, an employee, representative, officer or director of any member of the Affiliated Group. Further, during the Nonsolicitation Restricted Period, the Executive shall not take any action that could reasonably be expected to have the effect of directly encouraging or inducing any person to cease their relationship with any member of the Affiliated Group for any reason. A general employment advertisement by an entity of which the Executive is a part will not constitute solicitation or recruitment. The “Nonsolicitation Restricted Period” shall mean the period from the Date of Grant through the second anniversary of the Executive’s termination of Employment.

(d)

Non-Competition – Solicitation of Business. During the Noncompetition Restricted Period (as defined below), the Executive shall not, either directly or indirectly, compete with the business of the Affiliated Group by (i) becoming an officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise render services to or assist or hold an interest (except as a less than 3-percent shareholder of a publicly traded corporation or as a less than 5-percent shareholder of a corporation that is not publicly traded) in any Competitive Business (as defined below), or (ii) soliciting, servicing, or accepting the business of (A) any active customer of any member of the Affiliated Group, or (B) any person or entity who is or was at any time during the previous twelve months a customer of any member of the Affiliated Group, provided that such

Exhibit B - 2

business is competitive with any significant business of any member of the Affiliated Group. “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that conducts a business that is competitive with any significant business of the Affiliated Group as of the date of termination (or any significant business that is being actively pursued as of the date of termination by the Affiliated Group). The “Noncompetition Restricted Period” shall mean the period from the Date of Grant through the second anniversary of the date of termination of the Executive’s Employment.

(e)	Assistance. The Executive agrees that during and after his employment by the Affiliated Group, upon request by the Company, the Executive will assist the Affiliated Group in the defense of any claims, or potential claims that may be made or threatened to be made against any member of the Affiliated Group in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), and will assist the Affiliated Group in the prosecution of any claims that may be made by any member of the Affiliated Group in any Proceeding, to the extent that such claims may relate to the Executive’s Employment or the period of the Executive’s Employment by the Affiliated Group. The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of any member of the Affiliated Group (or their actions), regardless of whether a lawsuit has then been filed against any member of the Affiliated Group with respect to such investigation. The Company agrees to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees and shall pay a reasonable per diem fee for the Executive’s service. In addition, the Executive agrees to provide such services as are reasonably requested by the Company to assist any successor to the Executive in the transition of duties and responsibilities to such successor. Any services or assistance contemplated in this Section (e) shall be at mutually agreed to and convenient times.

(f)

Remedies. The Executive acknowledges and agrees that the terms of this Exhibit B: (i) are reasonable in geographic and temporal scope, (ii) are necessary to protect legitimate proprietary and business interests of the Affiliated Group in, inter alia, near permanent customer relationships and confidential information. The Executive further acknowledges and agrees that the Executive’s breach of the provisions of this Exhibit B will cause the Affiliated Group irreparable harm, which cannot be adequately compensated by money damages. The Executive consents and agrees that the forfeiture provisions contained in the Agreement and the Investors Agreement are reasonable remedies in the event the Executive commits any such breach. If any of the provisions of this Exhibit B are determined to be wholly or partially unenforceable, the Executive hereby agrees that Exhibit B or any provision hereof may be reformed so that it is enforceable to

Exhibit B - 3

the maximum extent permitted by law. If any of the provisions of this Exhibit B are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Affiliated Group’s right to enforce any such covenant in any other jurisdiction.

Exhibit B - 4